Exhibit 99.1

SHILOH INDUSTRIES TO ACQUIRE BRABANT ALUCAST FACILITIES IN VERRÉS, ITALY AND OSS, NETHERLANDS
Valley City, Ohio, USA, February 7, 2018 (GLOBE NEWSWIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise and vibration solutions, has entered into two definitive agreements with Brabant Alucast Services B.V. to acquire each of Brabant Alucast Italy [site Verrés], and Brabant Alucast Netherlands [site Oss].

The acquisition complements the Company’s global footprint and expands into aluminum and existing magnesium casting and stamping capabilities, as well as provides for necessary growth-capacity, in Europe. The agreements underscore the Company’s commitment to address the growing demand for innovative lightweighting solutions in the European region and the transactions are targeted to close on February 28, 2018, subject to receipt of all required regulatory approvals.

"The team members, products and technologies in Verrés and Oss will be instrumental in supporting our expanding customer relationships," said David Jaeger, senior vice president and managing director, CastLight®. "This opportunity enhances our global cross-car beam, front-end carrier and shock tower businesses, as well as expands our structural aluminum body, chassis and propulsion products already produced in North America and Asia today."
The acquisition will provide leading technologies and processes representing over €110 million in annualized sales revenue and add approximately 600 talented employees to Shiloh’s existing staff of over 3,600.
"The acquisition is critical to our future growth in Europe, and thus, brings better balance to our engineering and manufacturing footprint allowing us to serve our customers on their global platforms," said Brad Tolley, senior vice president, business development and technology. "We are excited to welcome this talented team into our organization and believe this addition reinforces our position as a leading, global lightweighting provider."
Investor Contact:
For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at: 1-330-558-2600 or at investor@shiloh.com.
About Shiloh Industries:
Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market.  The Company designs and manufactures products within body structure, chassis and powertrain systems, leveraging one of the broadest portfolios in the industry. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. The Company has over 3,600 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.